EXHIBIT 10.2





          EMPLOYMENT AGREEMENT, made as of June 29, 1994, between TRIARC COMPANIES, INC. ("Triarc") and BRIAN L. SCHORR (the "Employee").

          1.   Employment, Duties and Acceptance

               (a) Triarc hereby employs the Employee, for the Term (as hereinafter defined), subject to Section 12 hereof, to render substantially exclusive and full-time services to Triarc as a senior executive officer of Triarc with the title of Executive Vice President -- Business and Legal Affairs and, in connection therewith, to perform such duties commensurate with such office as the chief (senior) legal officer of Triarc.

               (b) The Employee hereby accepts such employment and, subject to Section 12 hereof, agrees to render the substantially exclusive, full-time services described above. The Employee further agrees to accept election and to serve during all or any part of the Term as an officer, director or representative of any subsidiary or affiliate of Triarc, without any compensation therefor other than that specified in this Agreement.

               (c) The duties to be performed by the Employee hereunder shall be performed primarily in New York, New York, subject to reasonable travel requirements on behalf of Triarc. Triarc shall not relocate the Employee outside of New York, New York without his prior written consent. The Employee will be entitled to such amounts of paid vacation time comparable to that provided to other senior executives of Triarc (but in any event, not less than four weeks per annum).

          2.   Term of Employment

               The term of the Employee's employment under this Agreement (the "Term") shall commence as of June 29, 1994, and shall end on June 28, 1999; provided, however, that commencing on June 29, 1999, the Term shall automatically be extended for one additional year unless, not later than one year preceding such date, Triarc or the Employee shall have given written notice to the other party that it does not wish to extend the Term (the Term and, unless the period of employment is not so extended (as provided for in the above proviso), such additional period of employment, are collectively referred to herein as the "Term"). Each successive 12 month period (commencing on the date hereof) during the Term of this Agreement is some-times referred to herein as a "Contract Year."

          3.   Compensation

               (a) During the Term, Triarc agrees to pay to the Employee as his salary (the "Salary") for the services to be performed by him as provided herein compensation at the rate of $312,500 per year, payable in equal monthly installments or more frequently, less such deductions or amounts to be withheld as shall be required by applicable law and regulations. Triarc may increase, but not decrease the Salary from time to time during the Term.

               (b) In addition to the Salary, the Employee shall also be eligible throughout the Term to receive bonuses from time to time as appropriate, in the sole discretion of Triarc, with the Employee to be treated in a manner comparable to other senior executives of Triarc of the same or similar stature. Without limitation, the minimum amount of such bonus which the Employee shall receive for the period beginning on the date hereof through the first anniversary of the date hereof, shall be $250,000.

               (c) Triarc agrees to reimburse the Employee for or to pay at the Employees' direction all expenses reasonably incurred by the Employee in the course of performing his duties under this Agreement. The Employee agrees to submit such written documentation as Triarc may reasonably request in order to verify the expenditure of such funds or the incurrence of such expenses to the reasonable satisfaction of Triarc's Treasurer or Chief Financial or Accounting Officer, the submission of which shall be a condition of reimbursement for or payment of same. Triarc will pay the Employee's bar association dues, and reasonable expenses relating to bar association and professional conferences in which the Employee is involved as a speaker or presenter or is otherwise an active participant.

               (d) The Employee shall be entitled to all rights and benefits for which he shall be eligible under any long or short-term management incentive plan, retirement, retirement savings, profit-sharing, pension or welfare benefit plan, life, disability, health, dental, hospitalization and other forms of insurance, and all other so-called "fringe" benefits or perquisites which Triarc shall from time to time provide for its senior executives. Without limitation, Triarc shall, in addition to the life insurance coverage provided for in the previous sentence, provide the Employee with term life insurance in the minimum amount of $1,000,000 (which insurance shall be obtained if the Employee is insurable and which Triarc agrees to use its best efforts to procure), and shall, with respect to payments made under this Agreement, make maximum matching contributions under Triarc's 401(k) plan to the extent permitted by applicable law and such plan. The Employee shall be eligible to participate in Triarc's 401(k) plan immediately upon the commencement of his employment hereunder. To the extent permitted by Triarc's 401(k) plan and by applicable law, the Employee shall be credited with one "year of service" as of the date of this agreement for purposes of determining his right to participate in such plan. If the Employee is not so eligible to participate immediately in such plan, Triarc shall supplementarily contribute to such plan, on behalf of the Employee, the amount the Employee would have been able to contribute, if he were so eligible to participate immediately, plus the maximum matching contribution referred to in the preceding sentence. If the supplementary contribution referred to in the preceding sentence cannot be made, Triarc will pay to the Employee the amount that could have been contributed plus the matching contribution on an after-tax (fully-grossed up) basis. If the permitted maximum contribution to the 401(k) plan that may be made by the Employee and/or Triarc is less than $7,075 for calendar 1994, Triarc will pay the Employee the positive difference, if any, between such contribution and $7,075, on an after-tax (fully-grossed up) basis. In no event shall such fully-grossed up amount exceed $14,000 for calendar 1994. If the Employee and his dependents are not entitled to immediately participate in Triarc's hospitalization, medical and dental plans due to a waiting or elimination period, Triarc shall pay the cost of the Employee maintaining "COBRA" coverage (on a fully-grossed up basis) under his existing employer's medical plan. Such fully-grossed up amount for such medical coverage is $4,000.

               (e) Upon the signing of this Agreement, (i) the Employee shall receive a lump-sum payment of $250,000, less such deductions or amounts to be withheld as shall be required by applicable law and regulations, and
(ii) the Employee shall be awarded 5,000 restricted shares of Triarc common stock and options to purchase 75,000 shares of Triarc common stock under Triarc's 1993 Amended and Restated Equity Incentive Plan. The Employee's participation in such Plan shall be comparable to that of other executives of Triarc of the same or similar stature.

               (f) The Employee shall be entitled to receive a cash payment in an amount equal to all amounts due and owing to the Employee's previous employer prior to any offsetting on a fully-grossed up basis (which fully-grossed up amount is $20,000). Triarc further agrees to pay the cost of moving the Employee's office effects on a fully-grossed up basis.

          4.  Termination

               (a) If the Employee shall die during the Term, this Agreement shall terminate, except that the Employee's legal representative shall be entitled to receive an amount calculated at the rate of the sum of
(i) the Employee's then current Salary (the "Base Amount") and (ii) $250,000 (the "Bonus Amount"), per year for the remainder of the Term after the date of the Employee's death, provided that Triarc is able to procure (and which it agrees to use its best efforts to procure and keep in place) for its benefit, at a reasonable rate, term insurance on the life of the Employee for an adequate amount to pay this obligation. If Triarc is unable to procure such term insurance at a reasonable rate, then the Employee's legal representative shall be entitled to receive an amount calculated at the rate of the sum of the Base Amount and the Bonus Amount per year for the three month period after the date of the Employee's death.

               (b) If during the Term the Employee shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his services hereunder for (i) a period of twelve consecutive months or (ii) for a shorter period aggregating twelve months during any 36 month period, Triarc may at any time after the last day of the twelfth consecutive month of disability or the day on which the shorter periods of disability shall have equalled an aggregate of twelve months, by written notice to the Employee (but before the Employee has recovered from such disability), terminate the Term of the Employee's employment hereunder. Notwithstanding such termination Triarc shall continue to pay the Employee at the rate of the sum of (x) the Base Amount and (y) the Bonus Amount per year for the eighteen month period after the date of such termination. In addition, the Employee shall be entitled to receive any disability payments in which he is eligible pursuant to any plan referred to in Section 3.4 above.

               (c) This Agreement may be terminated by Triarc prior to its scheduled termination date only for Cause (as defined below). If this Agreement shall be lawfully terminated by Triarc for Cause during the Term, Triarc's obligation to pay compensation or other payments hereunder or otherwise to or for the benefit of the Employee shall cease on the effective date of such termination; provided, however, that within 30 days of the effectiveness of such termination, Triarc shall pay the Employee all Salary, business expenses, amounts payable under any plan or benefit program or other amounts that were accrued or incurred but unpaid or unreimbursed at the effective date of such termination. As used herein the term "Cause" shall mean only (a) (x) the commission of a felony (as determined by a court of competent jurisdiction, not subject to further appeal) or (y) the commission of an act of fraud, embezzlement or willful breach of a fiduciary duty owed to Triarc (as determined by a court of competent jurisdiction, not subject to further appeal); (b) the deliberate taking of an unauthorized action resulting in substantial damage to Triarc or (c) a violation by the Employee of any of his obligations hereunder which is demonstrably wilful and deliberate on the Employee's part and which is not remedied in a reasonable period of time after receipt of written notice from Triarc or which is repeated after such reasonable period of time has elapsed.

               (d) This Agreement shall, at the option of the Employee, be deemed to have been terminated by Triarc without Cause, following a Change in Control (as defined herein). The term "Change in Control" shall mean:

                    (i) the acquisition by any person of more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of Triarc, followed by, without the prior consent of the Employee, any meaningful diminution in the Employee's duties or authority in effect immediately prior to such acquisition;

                   (ii) a majority of the Board of Directors of Triarc shall be individuals who are not nominated by the Board of Directors of Triarc, followed by, without the prior consent of the Employee, any meaningful diminution in the Employee's duties or authority in effect immediately prior to such nomination;

                 (iii) neither Messrs. Nelson Peltz nor Peter W. May being Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, of Triarc; or

                  (iv) Employee's reporting to someone other than the current Chairman and Chief Executive Officer, President and Chief Operating Officer or Vice Chairman of Triarc.

The ownership or acquisition of any portion of the combined voting power of Triarc by DWG Acquisition Group, L.P., Nelson Peltz or Peter W. May or by any person affiliated with such persons shall in no event constitute a Change in Control. The merger, consolidation or sale of assets of Triarc or any subsidiary of Triarc with or to any corporation or entity controlled by DWG Acquisition Group, L.P., Nelson Peltz or Peter W. May or by any person affiliated with such persons shall in no event constitute a Change in Control.

               (e) In the event of the termination of this Agreement other than by Triarc for Cause, (1) all stock options then owned by the Employee shall vest immediately and in their entirety and shall remain exercisable for a period of one year and (2) all restricted stock then owned by the Employee shall vest immediately.

               (f) In the event of the termination of this Agreement by Triarc without Cause, the Employee shall receive and accept, as liquidated damages therefor, (i) the then current Salary for the balance of the Contract Year of the termination and for each remaining Contract Year for the balance of the Term (i.e., through June 28, 2000), plus (ii) an amount equal to the number of full Contract Years left to the end of the Term (i.e., through June 28, 2000), multiplied by the Bonus Amount, plus (iii) an amount equal to the difference (if positive) between the Bonus Amount and the actual cash bonus, if any, awarded to the Employee during the Contract Year of termination with respect to services rendered during such Contract Year. The Employee shall be entitled to receive such compensation in one lump sum at the time of termination, discounted to present value (as of the date of determination at the then Applicable Federal Rate or Rates (as such term is defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended or any corresponding provision of any successor law)). If the Employee is terminated by Triarc without Cause, the full period of this Agreement (i.e., 6 years) shall be used when calculating "years of service" of the Employee under any Triarc benefit or retirement plan or program.

               (g) Triarc acknowledges and agrees that the Employee shall have no duty at any time to seek other employment or to mitigate his damages hereunder. The amounts payable to the Employee under this Agreement shall be paid regardless of whether the Employee obtains other employment.

          5.   Inventions

               The Employee agrees that all processes, technologies, designs and inventions (but excluding any matters relating to limited liability companies) ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term of this Agreement shall belong to Triarc, provided that such Inventions grew out of the Employee's work for Triarc, are related in any manner to the business (commercial or experimental) of Triarc or are conceived or made on Triarc's time or with the use of Triarc's facilities or materials. The Employee shall further:
(a) promptly disclose such Inventions to Triarc; (b) assign to Triarc, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the status of the Employee as the inventor of such inventions. The Employee agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to Triarc in writing prior to the date hereof.

          6.   Confidentiality

               In order to maintain the fullest degree of confidentiality with respect to the business and operations of Triarc:

               (a) The Employee shall be required to accept and fully comply with all security and communications requirements imposed by Triarc. All equipment and facilities that Triarc determines to be necessary or appropriate for fulfilling such communications and security requirements shall be provided to the Employee at Triarc's expense. Except as otherwise provided herein, such equipment and facilities shall be returned to Triarc, as is (other than normal wear and tear), upon the termination of this Agree-ment.

               (b) The Employee agrees that all memoranda, notes, records or other documents made or compiled by the Employee in the fulfillment of his obligations under this Agreement or otherwise made available to him concerning any process, apparatus, service, or product manufactured, used, developed, investigated or seriously considered by Triarc shall be Triarc's property and shall be delivered to Triarc on the termination of this Agreement or at any other time on Triarc's request. The Employee shall not knowingly use, for himself or others, or divulge to others, other than in the ordinary course of Triarc's business, any secret or confidential information, knowledge or data of Triarc (including, without limitation, names of customers of Triarc) obtained by him as a result of his performance of this Agreement, unless authorized by Triarc.

          7.   Assignment

               This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither party shall assign or transfer any rights or obligations hereunder, except that, subject to Section 4.4 hereof, Triarc may assign or transfer this Agreement to a successor partnership or corporation in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of Triarc, provided that no such assignment shall relieve Triarc from liability for its obligations hereunder. Any purported assignment, other than as provided above, shall be null and void.

          8.   Indemnification; Legal Fees

               Triarc will indemnify the employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of Triarc or of any subsidiary or affiliate of Triarc. Triarc and the Employee shall enter into an indemnification agreement substantially in the form of Exhibit F to Triarc's Proxy Statement for its 1994 Annual meeting.

          9.   Notices

               All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by prepaid telegram, telex, facsimile transmission, overnight courier or mailed, first-class, postage prepaid, by registered or certified mail, as follows:

               if to Triarc:

               900 Third Avenue
               New York, NY 10022
               Attention:  President
               Fax:  212-230-3024

               if to the Employee:

               Brian L. Schorr
               400 East 85th Street, Apt. 11L
               New York, NY 10028
               Fax:  212-988-6168

or to such other address as either party shall designate by notice in writing to the other in accordance herewith. Any such notice shall be deemed given when so delivered personally, by telex, facsimile transmission or telegram, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.

          10.  Waiver

               No waiver of any provision of this Agreement or modification or amendment of the same shall be effective, binding or enforceable unless in writing and signed by the party to be charged therewith.

          11.  Governing Law

               This Agreement shall be governed by and administered in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.


          12.  Arrangements with Existing Employer

               The Employee shall be entitled to retain an Of Counsel designation with his former employer in connection with limited liability company and limited liability partnership matters.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              TRIARC COMPANIES, INC.


                              By:  LEON KALVARIA
                                   ---------------------
                                   Name:  Leon Kalvaria
                                   Title: Vice Chairman


                              BRIAN L. SCHORR
                              --------------------------
                              BRIAN L. SCHORR



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